Exhibit 10.1

Independent Contractor Personal Services Agreement

This Independent Contractor Personal Services Agreement (“Agreement”), dated as of February 22, 2008, is by and between National Financial Partners Corp. (“NFP” or the “Company”) and Robert R. Carter (“Mr. Carter”).

WHEREAS, the Company and Mr. Carter desire to enter into an agreement pursuant to which the Company shall engage the personal services of Mr. Carter as an Independent Contractor upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the covenants and terms set forth in this Agreement and of the mutual benefits accruing to the parties from the relationship to be established between the parties by the terms of this Agreement, the parties hereby agree as follows:

1.         Term. Subject to Section 14 below (Effective Date) and unless earlier terminated as provided for herein, the term of this Agreement shall be for a period of two (2) years, commencing on April 1, 2008 and expiring on March 31, 2010 (the “Term”).

2.         Consulting Services. The Company hereby engages Mr. Carter and Mr. Carter hereby accepts the Company’s engagement, to provide certain consulting services (the “Consulting Services”) as set forth in Exhibit A hereto. Mr. Carter shall determine the manner, means, details and methods for the performance of such Consulting Services and shall have no other duties, rights, obligations or responsibilities with respect to the Company. Mr. Carter hereby confirms that his last day of employment with the Company will be March 31, 2008, and hereby confirms his resignations from all positions as officer or director of the Company and NFP Insurance Services, Inc. (“NFPISI”), or any of their respective parents, subsidiaries and affiliates, effective as of March 31, 2008, and agrees that he shall take such further actions as may be necessary or desirable to effectuate the foregoing; provided, however, that Mr. Carter shall hold the following titles: Founding Director of NFP and Chairman Emeritus of Partners Financial (“PF”).

3.         Consulting Fees. As full and complete compensation for the Consulting Services, the Company shall pay Mr. Carter as follows:

(a)       Fixed Fee. During the Term, Mr. Carter will receive compensation at the rate of Four Hundred Thousand Dollars ($400,000) per year, payable in twenty-four (24) equal semi-monthly installments.

(b)       Draw Against Variable Fee. During the Term, Mr. Carter will receive a non-refundable draw against any amounts earned as variable compensation under Section 3(c) below at the rate of One Hundred Thousand Dollars ($100,000) per year, payable during the first quarter of each of calendar years 2009 and 2010.

(c)       Variable Fee. During the Term, Mr. Carter will be entitled to receive variable compensation earned and calculated as follows:

i.	For sourcing of NFP acquisitions and sub-acquisitions: 5% of base earnings acquired, payable within 30 days of closing.

ii.	For sourcing of new PF members:

1.	1.5% of new member’s earned first year commissions during first twelve months of membership and
2.	1.5% of new member’s earned first year commissions during second twelve months of membership.

iii.	For sourcing business to Institutional Life Services, LLC: compensation arrangements to be mutually agreed upon by Mr. Carter and Douglas Hammond;

less any Draw against Variable Fee paid in accordance with Section 3(b) above.

(d)       Potential Supplemental Bonus. Unless terminated by NFP in accordance with Section 7(b) below, during the Term, Mr. Carter will be entitled to receive an additional one-time One Hundred Thousand Dollars ($100,000) bonus, payable in the first quarter of calendar year 2009, in the event that the Gross Profit From Operations (“GPO”) for PF in fiscal year 2008, as such term is defined in the financial statements of NFPISI, grows 15% or more over the GPO for PF in fiscal year 2007.

(e)       Other.

i.

During the Term, NFP will (A) pay Mr. Carter an annual stipend of Fifty Thousand Dollars ($50,000) for office and secretarial services, payable in twelve (12) equal monthly installments, beginning on April 1, 2008; (B) permit Mr. Carter to continue to vest in any NFP equity awards previously granted to him and not yet vested, as set forth in Exhibit B hereto, under the National Financial Partners Corp. 1998 Stock Incentive Plan, effective as of October 26, 1998, the National Financial Partners Corp. 2000 Stock Incentive Plan, effective as of May 15, 2000, the National Financial Partners Corp. 2002 Stock Incentive Plan, effective as of August 18, 2004, or the Company’s 2007 Capital Accumulation Plan (the Company’s “Equity Plans”); (C) permit Mr. Carter to continue to participate in NFP’s corporate medical and dental insurance plan(s), provided that the cost of such participation shall be offset against the Fixed Fee referenced in Section 3(a) above, at the same rates as other executives at the Company and as if Mr. Carter had remained an executive with NFP for the Term;

(D) NFP shall use best efforts to provide Mr. Carter with a payout under the Executive Deferral Plan of Partners Holdings, Inc., as amended (the “Plan”), consisting of an annual distribution over a five-year term with a 6% investment allocation, including, but not limited to, efforts to amend the Plan consistent with this objective and (E) pay for or reimburse Mr. Carter for the cost of maintaining requisite licenses, dues and subscriptions during the Term, as specified in Exhibit A.

ii.

Unless otherwise specified in Exhibit A, business expenses incurred by Mr. Carter in connection with his performance of the Consulting Services shall only be reimbursed subject to prior approval by Mr. Carter’s successor, the President of PF.

iii.

NFP will, at its own cost, ship Mr. Carter’s computer, personal files and personal effects, including office furniture, to him at his direction, and will permit Mr. Carter to retain his office computer (subject to Mr. Carter’s ongoing commitment to the Confidentiality provisions below).

iv.

Except as expressly provided in Section 7 below, after the termination or expiration of the Term the Company shall have no further obligations to Mr. Carter hereunder and Mr. Carter shall not be entitled to any further compensation from the Company, provided, however, that Mr. Carter shall be permitted to elect to receive continuation coverage in the Company’s medical and dental insurance plan(s) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at his own expense, and subject to the requirements, conditions and limitations of COBRA and of the plans of the Company, which may be amended from time to time.

4.	[Intentionally Omitted]

5.	Status as Independent Contractor.

(a)       In performing the Consulting Services hereunder, Mr. Carter shall act solely in an advisory capacity and not as the agent, employee or servant of the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF), shall not be or in any way hold himself out as an agent, officer or employee of the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF), and shall not have authority to act for the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF) or to commit or otherwise obligate any of them with respect to any matter.

(b)       Because Mr. Carter is an independent contractor, the Company will not deduct or withhold from the fees payable to Mr. Carter pursuant to Section 3 above any federal, state or local income taxes or Federal Insurance Contributions Act (“FICA”) taxes or any other employment tax, nor will it pay on behalf of Mr. Carter any FICA taxes or Federal Unemployment Tax Act taxes or any other employment tax. It will be the sole responsibility of Mr. Carter to pay all applicable federal, state and local income taxes and any Self Employment Contribution Act (“SECA”) taxes and any other employment tax that are owed with respect to the fee payable to Mr. Carter hereunder. Mr. Carter also shall be solely responsible for any and all wages, salaries and benefits of any employees of Mr. Carter.

(c)       Other than as expressly set forth in Sections 3(e)(i) or 3(e)(iv) above, Mr. Carter understands and agrees that as an independent contractor he shall not be entitled to, and shall make no claim to, rights or fringe benefits offered to employees of the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF), including but not limited to any retirement, savings, health, medical, welfare, life insurance, disability, vacation, stock purchase, stock option or other benefit plans or programs applicable to employees by or on behalf the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF).

(d)       This Agreement shall not be construed as creating a partnership or joint venture between the parties or as vesting any other form of legal association that would impose liability upon one party for the act or failure to act of the other party.

6.         Work Product. Mr. Carter agrees that all work created, produced, or prepared by Mr. Carter pursuant to this Agreement shall be for the benefit of the Company and shall be the sole property of the Company. Any such work created, produced or prepared pursuant to this Agreement shall be deemed “work for hire.” The Company shall have all rights in such work, including but not limited to copyrights. If for any reason such work is not deemed “work for hire,” Mr. Carter hereby assigns all rights, title, and interest to the work to the Company.

7.         Early Termination. Notwithstanding Section 1 of this Agreement, the parties may terminate the Term prior to its expiration for any of the following reasons:

(a)       By Mr. Carter. Mr. Carter shall be permitted to terminate the Agreement prior to expiration of the Term for any reason on ten (10) days’ advance written notice, in which event the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company shall pay Mr. Carter, within thirty (30) days from the date of termination, in full and complete satisfaction of all of the Company's obligations under this Agreement, the following: (i) any unpaid consulting fixed fees pursuant to Section 3(a) above, prorated on a daily basis up to the date of termination; (ii) any unpaid variable fees pursuant to Section 3(c) above, earned prior to the date of termination; (iii) subject to submission of all required documentation, reimbursable expenses in accordance with Section 3(e)(ii) above accrued (but unpaid) as of the date of termination; and (iv) Mr. Carter shall remain entitled to receive any variable compensation earned during the Term and calculated in accordance with Section 3(c) above.

(b)       By NFP. The Company shall be permitted to terminate the Agreement prior to expiration of the Term for "Cause," defined as

i.    Willful misconduct or material gross negligence in the performance of Mr. Carter’s duties and responsibilities;

ii.  The commission by Mr. Carter of any act of material fraud, theft or dishonesty with respect to the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF);

iii. Any conviction or plea of nolo contendre by Mr. Carter to any felony or criminal act involving moral turpitude; or

iv.  A material breach by Mr. Carter of any provisions of this Agreement (including, but not limited to, any breach of Section 8 or 9 below), following notice by the Company and a sixty (60) day opportunity to cure, if curable.

If the Company terminates the Term for Cause, the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company shall pay Mr. Carter, within thirty (30) days from the date of termination, in full and complete satisfaction of all of the Company's obligations under this Agreement, the following: (i) any unpaid fixed fee pursuant to Section 3(a) above, prorated on a daily basis up to the date of termination; (ii) any unpaid variable fees pursuant to Section 3(c) above, earned prior to the date of termination; and (iii) subject to submission of all required documentation, reimbursable expenses in accordance with Section 3(e)(ii) above accrued (but unpaid) as of the date of termination.

8.         Confidential Information. Except to the extent (A) expressly authorized in writing by NFP or (B) required by law or any legal process, Mr. Carter agrees not to disseminate, disclose or divulge, either during the Term or at any time thereafter, to any person or to any firm, corporation, association or other business entity not engaged to render services to, or employed by, the Company, any Confidential Information obtained in the performance of the Consulting Services set forth herein or by virtue of Mr. Carter’s relationship with the Company and its employees, directors, officers and/or agents. “Confidential Information” shall mean all proprietary information, technical data, trade secrets, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information that relate directly to the activities of the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF). “Confidential Information” shall also mean information received by the Company (or the Company’s parents or affiliates, including but not limited to NFPISI or PF) from customers of the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF) subject to a duty to keep confidential; provided that the Confidential Information shall not include any of the following items: (i) information which becomes available to the public through no fault of Mr. Carter or (ii) information which at the time of disclosure, is in the public domain. The Company, in addition to any other rights or remedies, shall be entitled to seek injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, this Section by Mr. Carter without the necessity of posting a bond or other security.

9.         Non-Competition; Non-Solicitation

(a)       Non-Competition. Mr. Carter is not restricted from performing services for or being employed by such additional entities or persons as he shall see fit, provided that such other services do not interfere in any way with his provision of the Consulting Services or other obligations as set forth herein and, provided further that Mr. Carter agrees during the Term not to provide services to any person or entity that, to the best of his knowledge after reasonable inquiry, competes with or engages in, anywhere in the United States, any insurance or financial services business in which the Company (or any of the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF) is presently engaged (or becomes engaged during the Term). For clarification purposes, Mr. Carter may perform personal insurance production or consulting services that are not competitive to NFP’s business as long as any such personal insurance production is placed through an NFP affiliate. Mr. Carter shall provide reasonable advance notice in writing to NFP concerning any planned consulting projects during the Term so that NFP may assess with Mr. Carter whether such employment or consulting would be competitive with NFP or its subsidiaries or affiliates.

(b)       Non-Solicitation.

i.       Mr. Carter agrees that during the Term and the Additional Restricted Period, he shall not directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of any Restricted Entity, or induce any employee, agent or contractor of any Restricted Entity to terminate his or her employment or cease doing business with such Restricted Entity for any reason whatsoever. For purposes of this Section 9(b)(i), “Restricted Entity” means NFP, its subsidiaries and affiliates, including but not limited to NFPISI and PF, and their respective marketing organizations, clients and customers.

ii.     Mr. Carter agrees that during the Term and the Additional Restricted Period, he shall not directly or indirectly, on his own behalf or on behalf of any other person or entity, (A) engage in any business transaction or relationship with, or perform any material services competitive with NFP for, a client of NFP or a subsidiary or affiliate of NFP, or (B) (i) take actions directed at reducing the scope of or terminating any business relationship between NFP or a subsidiary or affiliate of NFP and any of its respective clients, or (ii) induce any client to discontinue any business relationship with NFP or a subsidiary or affiliate of NFP, or to refrain from entering into a business relationship or transaction with NFP or a subsidiary or affiliate of NFP.

iii.    For purposes of this Section 9(b), the “Additional Restricted Period” means the following: (A) should this Agreement terminate early during the period beginning from the Effective Date and through March 31, 2009, the Additional Restricted Period means 180 days from the date of termination; (B) should this Agreement terminate early during the period beginning from April 1, 2009 and through March 31, 2010, the Additional Restricted Period means 120 days from the date of termination; (C) should this Agreement terminate upon expiration of the Term following March 31, 2010, the Additional Restricted Period means 60 days from the date of termination.

(c)       Mr. Carter acknowledges and agrees that (A) the covenants set forth herein in this Section 9 are reasonable with respect to their duration and scope; (B) the purposes of the covenants set forth in Sections 8 and 9 are to protect the goodwill, trade secrets and confidential information of, and to prevent unfair competition or interference with, the business of NFP and its subsidiaries and affiliates for a reasonable period; (C) that Sections 8 and 9 are being given in part in consideration for the consideration being received by Mr. Carter as contemplated by this Agreement; (D) because of the nature of the business in which NFP and its subsidiaries and affiliates are engaged and because of the nature of the trade secrets and confidential information to which Mr. Carter has had access, it would be impractical and excessively difficult to determine actual damages in the event of a breach of either of Sections 8 and 9; and (E) remedies at law (such as monetary damages) for any breach of the such covenants would be inadequate.

(d)       The Company, in addition to any other rights or remedies, shall be entitled to seek injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, this Section by Mr. Carter without the necessity of posting a bond or other security.

10.       Non-Disparagement. Mr. Carter agrees not to make, or knowingly cause to be made, and the Company agrees not to allow officers or directors of the Company to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning the other’s business, management, processes, strategies or reputation (or, as to the Company, the business, management or reputation of any of its parents, subsidiaries or affiliates, or any of their respective officers, directors, agents, counsel, representatives or employees). For the purposes of clarity, Mr. Carter shall be able to give constructive feedback regarding the Company’s business, management, processes, strategies or reputation to senior management of the Company. In the event Mr. Carter requires an employment reference from the Company, he should direct any such reference requests to Jessica Bibliowicz or Douglas Hammond, who agrees to respond consistent with the text attached hereto as Exhibit C. The Company and Mr. Carter agree that any internal and external statements or other communications concerning Mr. Carter’s new role with the Company shall be substantially similar to the text attached as Exhibit C or in the Form 8-K announcing Mr. Carter’s new role.

11.       Mutual Release. (a) By Mr. Carter. Mr. Carter, his heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company and its parents, subsidiaries and affiliates, together with all of their respective current and former officers, directors, partners, shareholders, employees, representatives, attorneys, agents, and each of their predecessors, successors and assigns, and any and all employee pension or welfare benefits plans of the Company, including current and former trustees and administrators of these plans, and each of their predecessors, successors and assigns (collectively, the "Releasees"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which he ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Agreement (the "General Release"). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that he may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Rehabilitation Act of 1973, the New York State and City Human Rights laws, the New York Labor Law, the Texas Labor Code, and the Texas Commission on Human Rights Act, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Mr. Carter, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Mr. Carter’s employment with the Company, or the termination thereof, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this Agreement shall (i) impair any vested benefits Mr. Carter may have in the National Financial Partners Corp. 401(k) Plan as of March 31, 2008, (ii) impair any of Mr. Carter’s vested equity awards in the Company’s Equity Plans, or enlarge, reduce, modify or otherwise alter any and all rights and/or obligations Mr. Carter may have with respect to such vested equity awards in accordance with the terms and conditions of the Company’s Equity Plans; (iii) affect or impair any rights he may have to indemnification under the Company’s bylaws or any D&O insurance policy maintained by the Company; or (iv) be construed to prohibit Mr. Carter from bringing appropriate proceedings to enforce this Agreement. Mr. Carter hereby represents and warrants that he has not filed or caused to be filed any complaints, charges or lawsuits against the Company or any of the Releasees, and that no such complaints, charges or lawsuits are pending. By signing this General Release, Mr. Carter further represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby.

(b) By the Company. The Company, on behalf of itself and its parents, subsidiaries and affiliates, hereby knowingly and voluntarily remises, releases and forever discharges Mr. Carter, his heirs, successors and assigns, from any and all Claims, which it ever had, now has, or may hereafter claim to have against him by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Agreement, including, without limitation, any and all Claims of any type that it may have arising under any federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company or any of its parents, subsidiaries and affiliates and Mr. Carter, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Mr. Carter’s employment with the Company, or the termination thereof, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce this Agreement, and provided, further, that Mr. Carter is not released from the terms of the Second Amended and Restated Stockholders Agreement that he is a party to.

12.       Representations and Warranties. As an inducement to the Company to enter into this Agreement, Mr. Carter represents and warrants as follows: (a) there exist no impediments or restraints, contractual or otherwise on Mr. Carter’s power, right or ability to enter into this Agreement and to perform its duties and obligations as provided for under this Agreement; and (b) the performance of its obligations as provided for under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, nondisclosure, non-competition, non-solicitation or exclusive employment to which Mr. Carter is or was subject.

13.       Additional Agreement of Mr. Carter. In performing Mr. Carter’s duties hereunder, Mr. Carter shall in all material respects (i) abide by and comply with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by, any court, arbitrator tribunal, administrative agency, or commission or other governmental or regulatory body, agency or instrumentality or authority relating to the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF) and (ii) conduct itself with respect to the Company with the prudence, care, dedication and skill as would be manifested by one in the operation and management of its own assets and properties and in this regard shall owe a duty of dedication and care to the Company.

14.       Effective Date. Mr. Carter acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 11 above, although he may sign and return it sooner if he wishes. Mr. Carter further acknowledges and represents that he have been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Mr. Carter acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Central Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following Mr. Carter’s execution of this Agreement (the “Effective Date”). Mr. Carter further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any of the payments, benefits or arrangements provided for hereunder.

15.       Sufficient Consideration; Right to Review With Counsel, etc. The Company has advised Mr. Carter to consult with an attorney (including tax counsel) of his choosing prior to signing this Agreement, and he has availed himself of such right. Mr. Carter understands and agrees that he has the right and have been given the opportunity to review this Agreement and, specifically, the General Release in Section 11 above, with an attorney. He also understands and agrees that the Company is under no obligation to offer him this Agreement and that he is under no obligation to consent to the General Release. Mr. Carter acknowledges and agrees that the payments, benefits or arrangements offered by the Company and set forth above and other consideration set forth in this Agreement is sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release. Mr. Carter represents that he has read this Agreement, including the General Release set forth in Section 11, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion. The Company acknowledges and agrees and Mr. Carter’s obligations set forth in this Agreement are sufficient consideration to require the Company to abide by its obligations under this Agreement.

16.       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to any conflict of law principles which would require the application of the law of another jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, or Mr. Carter’s relationship with the Company (or the Company’s parents, subsidiaries or affiliates, including but not limited to NFPISI or PF) shall be settled exclusively by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

17.       Successors; Binding Agreement. This Agreement shall be binding upon the Company’s successors and assigns. The Company may assign this Agreement to any corporation that may succeed to the business and assets of the Company, and any such successor corporation may similarly assign this Agreement. Mr. Carter’s rights to compensation may be transferred to his family but his duties under this Agreement shall not be subject to alienation, assignment or transfer, whether voluntarily or involuntarily.

18.       Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (including without limitation the Employment Agreement, dated as of January 1, 2003, by and among NFP Insurance Services, Inc., the Company and Mr. Carter, which the parties hereby expressly affirm is no longer in effect in any respect), and fully supersedes any and all agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto relating to such subject matter. In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties. No waivers or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

19.       Severability. In the event and to the extent that any section, paragraph, clause, provision, or word in this Agreement is held to be invalid or unenforceable or would otherwise render this Agreement invalid or unenforceable, such section, paragraph, clause, provision, or word shall be severable from this Agreement and such invalidity or unenforceability shall not be construed to have any effect on the remaining sections, paragraphs, clauses, provisions or words of this Agreement. If any provision of this Agreement should be deemed invalid, illegal, or unenforceable because its scope or area is considered excessive, such provision shall be modified so that the scope or area of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal, and enforceable. Any provision of this Agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

20.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

21.       Headings. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement.

22.       Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by messenger, or via a reputable nationwide overnight courier service guaranteeing next business day delivery, or by facsimile followed by first class mail, in each case to the intended recipient as set forth below:

If to the Company:

National Financial Partners Corp.

787 Seventh Avenue

New York, NY 10019

Attn: Douglas Hammond, EVP and General Counsel

Fax: (212) 301-4050

If to Mr. Carter:

[Intentionally Omitted]

Any party shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten days’ written notice to the other parties.

23.       Survival. The provisions of Sections 3(e)(i)(D), 3(e)(iv), 8 to 11 and 16 to 19 shall survive the expiration or termination of the Term and the termination of this Agreement to the extent applicable.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NATIONAL FINANCIAL PARTNERS CORP.
By:	/s/ Douglas W. Hammond
Name: Douglas W. Hammond
Title: Executive Vice President and General Counsel

ROBERT R. CARTER
/s/ Robert R. Carter

Exhibit A

[Intentionally Omitted]

Exhibit B

[Intentionally Omitted]

Exhibit C

[Intentionally Omitted]